EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2015 Results

MITCHEL FIELD, N.Y., July 22, 2015 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (NASDAQ:FEIM) reported revenues of $76.6 million for fiscal year 2015, which ended April 30, 2015, compared to revenues of $71.6 million for fiscal 2014. Operating profit for fiscal 2015 was $3.7 million, compared to operating profit of $4.9 million for fiscal 2014. Net income for fiscal 2015 was $2.8 million or $0.32 per diluted share compared to net income of $4.0 million or $0.46 per diluted share for fiscal 2014.

Commenting on these results General Joseph Franklin, Chairman of the Board, said, "In fiscal 2015 we accomplished many of our objectives. Late in the year we dealt with some unanticipated production challenges which continued well into the first quarter of the current fiscal year and are now behind us. We had expected the 7% year-over-year increase in revenues to produce better operating results. Exceptional engineering costs approaching $1.5 million related primarily to the delivery of state-of-the-art satellite systems along with materially larger losses on lower revenues at Gillam-FEI affected profitability. As planned, we completed important steps to convince key customers we are now prepared to handle larger satellite payload projects. Notably we put in operation approximately $6 million of automatic test and production equipment to increase throughput and reduce touch labor. We advanced the development of additional new products. We built a multi-channel receiver/down converter which was delivered for flight after the end of the year, further demonstrating our technical legacy for the new up/down converter satellite payload product line. We have taken measures to reduce costs at Gillam-FEI and to supplement its product line to increase revenues. We are continuing to emphasize corporate development opportunities. Joining with others that have greater throughput capacity and marketing reach, we can greatly accelerate revenue growth based on our world-class technology and products."

Selected Fiscal 2015 Financial Metrics and Other Items

  Satellite payloads, the Company's dominant end market, accounted for more than 60% of consolidated revenues. Approximately 75% of year-end backlog is composed of satellite contracts, currently weighted approximately two-thirds for U.S. Government/DOD end-use and one-third for commercial programs.
  Sales for non-space U.S. Government/DOD end-use were approximately 20% of consolidated revenues. Revenues from network infrastructure and other industrial business areas accounted for approximately 20% of consolidated revenues.
  Total sales for U.S. Government/DOD, which include revenues from U.S. Government satellite programs, FEI-Elcom and FEI-Zyfer, accounted for approximately 50% of consolidated revenues.
  The Company generated $7.5 million in positive operating cash flow over the last three quarters of fiscal year 2015 offsetting negative cash flow in the first quarter resulting in net positive cash flow of $1.9 million for the full fiscal year.
  Gillam-FEI recorded an operating loss of $1.7 million as a result of nearly $2 million in lower revenues compared to the prior year and an accrual to modify certain network infrastructure inventory for resale into non-U.S. markets. The Company is taking actions to return Gillam to profitability.
  Modified EBITDA (operating profit plus depreciation and amortization, the one-time accrual to modify network infrastructure inventory, cashless contributions to employee benefit plans and stock-based compensation) was $9.7 million or 13% of revenues.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, July 22, 2015, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through August 21, 2015. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13615401.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components. Additional information is available on the Company's website: www.freqelec.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Consolidated Condensed Summary of Operations Data

	Quarter Ended		Year Ended
	April 30,		April 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)	(audited)
	(in thousands except per share data)
Revenues	$ 19,200	$ 19,498	$ 76,564	$ 71,550
Cost of Revenues	13,887	13,357	53,016	46,800
Gross Margin	5,313	6,141	23,548	24,750
Selling and Administrative	3,659	3,530	14,207	14,064
Research and Development	1,701	1,224	5,666	5,813
Operating (Loss) Profit	(47)	1,387	3,675	4,873
Interest and Other, Net	248	58	861	1,427
Income before Income Taxes	201	1,445	4,536	6,300
Income Tax Provision	260	690	1,710	2,260
Net (Loss) Income	$ (59)	$ 755	$ 2,826	$ 4,040

Net (Loss) Income per Share:
Basic	$ (0.01)	$ 0.09	$ 0.33	$ 0.47
Diluted	$ (0.01)	$ 0.09	$ 0.32	$ 0.46
Average Shares Outstanding
Basic	8,643	8,559	8,611	8,527
Diluted	8,643	8,850	8,910	8,817

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 30,	April 30,
	2015	2014
	(unaudited)	(audited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$ 18,408	$ 23,728
Accounts Receivable	9,689	7,741
Costs and Estimated Earnings in Excess of Billings, net	12,929	10,439
Inventories	38,239	41,227
Other Current Assets	4,334	4,727
Property, Plant & Equipment	12,686	11,240
Other Assets	21,540	20,359
	$ 117,825	$ 119,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$ 8,350	$ 9,697
Long-term debt	6,000	10,100
Other Long-term Obligations	11,665	11,318
Stockholders' Equity	91,810	88,346
	$ 117,825	$ 119,461

Reconciliation of GAAP operating profit to modified EBITDA:
	Year Ended
	April 30,
	2015	2014
	(in thousands)
GAAP operating profit	$ 3,675	$ 4,873
Depreciation & amortization	2,944	2,471
Gillam-FEI year-end charge	450	--
Deferred compensation expense	1,516	1,246
Stock-based compensation	1,077	1,106
Modified EBITDA	$ 9,662	$ 9,696

"Modified EBITDA" consists of operating profit plus certain non-cash expenses, including depreciation and amortization, contributions and accruals for employee benefit programs and stock-based compensation expense as well as the one-time charge to accrue for modification expense of certain Gillam-FEI assets. Modified EBITDA is a non-GAAP operating metric used by the Company in assessing its operating results. The Company's definition of modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. The Company believes that investors and analysts may use modified EBITDA along with other information contained in its SEC filings, in assessing the Company's ability to generate cash flow and service debt.

CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.freqelec.com